Exhibit 3.1
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BRIGHTHOUSE FINANCIAL, INC.
(a Delaware corporation)
BRIGHTHOUSE FINANCIAL, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.The present name of the corporation is Brighthouse Financial, Inc. (the “Corporation”).
2.The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2016.
3.The amendments to the Amended and Restated Certificate of Incorporation of the Corporation set forth herein have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the stockholders of the Corporation.
4.This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
5.The Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated, is hereby amended by deleting Article V thereof and inserting the following in lieu thereof:
ARTICLE V
BOARD OF DIRECTORS
The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
(a)    Except as may otherwise be provided by this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(b)     The total number of directors constituting the Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors; provided, however, that in no event shall the total number of directors constituting the Board of Directors be less than three (3) nor more than fifteen (15) directors.
(c)    Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding, any director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of capital stock of the Corporation then entitled to vote thereon.
(d)    Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding, and except as otherwise expressly required by applicable law, vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the total number of directors constituting the Board of Directors, shall be filled by, and only by, a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification, removal from office or other cause.

(e)    Advance notice of nominations for the election of directors and other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.
6.The Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated, is hereby amended by deleting Article VIII thereof and inserting the following in lieu thereof:
ARTICLE VIII
AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS
SECTION 1. AMENDMENTS TO THE CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article VIII.
SECTION 2.    AMENDMENTS TO THE BYLAWS. The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
7.The Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated, is hereby amended by adding a new Article IX immediately following Article VIII thereof to read in its entirety as follows:
ARTICLE IX
LIMITATION OF LIABILITY OF OFFICERS
To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. If the DGCL is amended after approval of this Article IX to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, modification or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall adversely affect any right or protection of an officer of the Corporation with respect to any acts or omissions of such officer occurring prior to the time of such amendment, modification, repeal or adoptions of inconsistent provision.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 9th day of June, 2023.

BRIGHTHOUSE FINANCIAL, INC.

By: /s/ Allie Lin
Name: Allie Lin
Title: Executive Vice President and General Counsel